Strategic Partners Asset Allocation Funds
Period ended 1/31/06
File number 811-08915

SUB-ITEM 77 (0)
EXHIBITS
Transactions Effected Pursuant to Rule 10f-3


I.   Conservative Allocation Fund, Growth Allocation Fund and
Moderate allocation Fund

1.   Name of Issuer
Northeast Utilities (NU) 66439710

2.   Date of Purchase
12/6/05

3.   Number of Securities Purchased
600, 700 and 1,000 respectively

4.   Dollar Amount of Purchase
$11,454, $13,363 and $20,999 respectively

5.   Price Per Unit
$19.09

6.   Name(s) of Underwriter(s) or Dealer(s) From whom Purchased
J.P Morgan Securities Inc.

7.   Other Members of the Underwriting Syndicate
  See Exhibit A


ADDITIONAL UNDERWRITERS
Lehman Brothers
Banc of America Securities
A.G. Edwards
Citigroup
Wachovia Securities
Lazard Capital Markets